UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)

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Hansen Medical, Inc.
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HANSEN MEDICAL, INC.
380 North Bernardo Avenue
Mountain View, CA 94043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 19, 2008

Dear Stockholder:

You are cordially invited to attend the annual meeting of Stockholders of Hansen Medical, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, June 19, 2008 at 2:00 p.m. local time at 380 North Bernardo Avenue, Mountain View, CA 94043 for the following purposes:

1. To elect three directors to hold office until the 2011 annual meeting of stockholders.

2. To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2008.

3. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the annual meeting is April 30, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

David M. Shaw
Senior Vice President, General Counsel &
Corporate Secretary

Mountain View, California
May 5, 2008

You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the annual meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from that record holder.

ii

HANSEN MEDICAL, INC.
380 North Bernardo Avenue
Mountain View, CA 94043

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

June 19, 2008

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Hansen Medical, Inc. (sometimes referred to as the “Company” or “Hansen”) is soliciting your proxy to vote at the 2008 annual meeting of stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about May 12, 2008 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 30, 2008 will be entitled to vote at the annual meeting. On this record date, there were 25,040,409 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 30, 2008 your shares were registered directly in your name with Hansen’s transfer agent, Mellon Investor Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 30, 2008 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of three directors to hold office until the 2011 annual meeting of stockholders.

•	Ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2008.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote by telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Daylight Savings Time on June 18, 2008 to be counted.

•	To vote on the Internet, go to www.proxyvoting.com/hnsn to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Daylight Savings Time on June 18, 2008 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or on the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 30, 2008.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the three nominees for director and “For” the ratification of PricewaterhouseCoopers LLC as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2008. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to Hansen’s Corporate Secretary at 380 North Bernardo Avenue, Mountain View, CA 94043.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 12, 2009, to Hansen’s Corporate Secretary at 380 North Bernardo Avenue, Mountain View, CA 94043. If you wish to submit a proposal that is not to be included in next year’s proxy materials, but that may be considered at the 2009 annual meeting, or nominate a director pursuant to our Bylaws, you must provide specified information to us between February 19, 2009 and March 21, 2009; provided, however, that if our 2009 annual meeting is held before May 20, 2009 or after July 19, 2009, you must provide that specified information to us between the 120th day prior to the 2009 annual meeting and not later than the 90th day prior to the 2009 annual meeting or the 10th day following the day on which we first publicly announce of the date of the 2009 annual meeting. If you wish to do so, please review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Each matter to be voted upon at the 2008 annual meeting of stockholders is considered to be “routine.”

How many votes are needed to approve each proposal?

•	For the election of directors, the three nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	To be approved, the ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2008 must receive “For” votes from the holders of amajority of shares present at the meeting either in person, by remote communication or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person, by remote communication, if applicable, or represented by proxy. On the record date, there were 25,040,409 shares outstanding and entitled to vote. Thus, the holders of 12,520,205 shares must be present in person, by remote communication or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person, by remote communication or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The Board of Directors presently has eight members. There are three directors in the class whose term of office expires in 2008. Each of the nominees listed below is currently a director of the Company. If elected at the annual meeting, each of these nominees would continue to serve until the 2011 annual meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal. Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders, directors are encouraged to attend. Four directors attended our 2007 annual meeting of stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person, by remote communication or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Hansen’s management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

Nominees for Election for a Three-Year Term Expiring at the 2011 Annual Meeting

John G. Freund, M.D.

Dr. Freund, age 54, has served as a member of our Board of Directors since November 2002. Dr. Freund was the founder of and has been a Managing Director of Skyline Ventures, a venture capital firm, since October 1997. From September 1995 to September 1997, Dr. Freund was a Managing Director in the private equity group at Chancellor Capital Management, an investment firm. In November 1995, Dr. Freund co-founded Intuitive Surgical, Inc., a medical device company, and served as a Director of Intuitive until March 2000. From June 1988 to December 1994, he held various positions at Acuson Corporation, a medical device company, including Executive Vice President. From 1982 to 1988, Dr. Freund was at Morgan Stanley & Co., Inc., an investment banking firm, where he was the co-founder of the Healthcare Group in the Corporate Finance Department and later was the original healthcare partner at Morgan Stanley Venture Partners, a venture capital management firm affiliated with Morgan Stanley. Dr. Freund also serves on the boards of directors of The New Economy Fund, the SMALLCAP World Fund, XenoPort, Inc., and MAP Pharmaceuticals, Inc. Dr. Freund holds a B.A. from Harvard College, an M.D. from Harvard Medical School and an M.B.A. from Harvard Business School, where he graduated with High Distinction and was a Baker Scholar.

Christopher P. Lowe

Mr. Lowe, age 40, has served as a member of our Board of Directors since September 2006. Mr. Lowe has served as Vice President, Administration and Chief Financial Officer of Anthera Pharmaceuticals, Inc., a drug development company, since November 2007. Mr. Lowe served as Vice President, Finance and Administration of Asthmatx, Inc., a medical device company, since September 2005 and as its Chief Financial Officer from January 2006 to November 2007. Mr. Lowe served with Peninsula Pharmaceuticals, Inc., a pharmaceutical company, as Corporate Controller from June 2004 to October 2004 and Chief Accounting Officer from October 2004 until its acquisition by Johnson & Johnson in June 2005. From January 2003 to June 2004, Mr. Lowe served as Global Divisional Controller — Trane Division with American Standard Corporation, a producer of bathroom and kitchen fixtures and fittings. From July 2000 to January 2003, Mr. Lowe served as Vice President, Finance of Fairchild Dornier, an aerospace technology firm. Mr. Lowe holds a B.S. from California Polytechnic State University, San Luis Obispo and an M.B.A. from Saint Mary’s University, Texas.

Joseph M. Mandato

Mr. Mandato, age 63, has served as a member of our Board of Directors since August 2006. Mr. Mandato has served as a Managing Director of De Novo Ventures, a venture capital firm, since March 2003. From October 2000 to February 2003, Mr. Mandato served as a consultant while completing his doctoral studies. From February 1999 to September 2000, Mr. Mandato served as Chairman of Confer Software, Inc., a developer of software used to streamline healthcare business processes and from September 1995 to February 1999, Mr. Mandato served as Confer’s Chief Executive Officer. From September 1994 to May 1995, Mr. Mandato served as a member of the founding management committee and Chief Executive Officer of two of the five operating units, Origin Medsystems and Heart Rhythm Technology, of Guidant Corporation, a medical device company, also serving as President of Origin Medsystems from May 1991 to May 1995. In March 1994, Mr. Mandato co-founded Gynecare, Inc., a woman’s health company spun-out of Guidant Corporation, and served as its Chief Executive Officer until April 1995. From July 1986 to November 1990, Mr. Mandato was Chief Executive Officer of Ioptex Research, an ophthalmic goods company. Mr. Mandato holds a B.A. from Nasson College, an M.A. from Long Island University and a Doctor of Management degree from Case Western Reserve University.

The Board Of Directors Recommends
A “FOR” Vote In Favor Of Each Named Nominee.

Directors Continuing in Office Until the 2009 Annual Meeting

Russell C. Hirsch, M.D., Ph.D.

Dr. Hirsch, age 45, has served as a member of our Board of Directors since November 2002 and as our Chairman of the Board since December 2004. Dr. Hirsch has been a Managing Director of Prospect Venture Partners, a venture capital firm, since February 2001. From 1992 to 2000, Dr. Hirsch was a member of the Healthcare Technology Group at Mayfield Fund, a venture capital firm, serving as a Venture Partner from 1993 to 1994 and as a General Partner from 1994 to 2000. Dr. Hirsch holds a B.A. from the University of Chicago and an M.D. and a Ph.D. from the University of California, San Francisco.

Frederic H. Moll, M.D.

Dr. Moll, age 56, is a Co-Founder of Hansen and has served as our Chief Executive Officer and a member of our Board of Directors since our inception in September 2002. In November 1995, Dr. Moll co-founded Intuitive Surgical Inc., a medical device company, and served as its first Chief Executive Officer and later, its Vice President and Medical Director until September 2003. In 1989, Dr. Moll co-founded Origin Medsystems, Inc., a medical device company, which later became an operating company within Guidant Corporation, following its acquisition by Eli Lilly in 1992. Dr. Moll served as Medical Director of Guidant’s surgical device division until November 1995. Dr. Moll also serves on the board of directors of Mako Surgical Corp. Dr. Moll holds a B.A. from the University of California, Berkeley, an M.S. from Stanford University and an M.D. from the University of Washington School of Medicine.

Gary C. Restani

Mr. Restani, age 61, has served as a member of our Board of Directors since September 2006 and became our President and Chief Operating Officer in October 2006. From July 2006 to October 2006, Mr. Restani served as a consultant in the medical device industry. From December 1999 to June 2006, Mr. Restani served as President of Convatec, Inc., a health care company and a Bristol-Myers Squibb company. From March 1995 to November 1999, Mr. Restani served as a President of various international divisions of Zimmer, Inc., a medical device and surgical tool company. From March 1990 to February 1995, Mr. Restani served as a President of various international divisions of Smith & Nephew Orthopedics, Inc., an orthopedics, endoscopy and wound management company. Mr. Restani attended Sir George Williams University and Loyola College and completed the Tuck Executive Program at Dartmouth College.

Directors Continuing in Office Until the 2010 Annual Meeting

Thomas C. McConnell

Mr. McConnell, age 54, has served as a member of our Board of Directors since October 2005. Mr. McConnell has served as a Managing Member of Vanguard Ventures, a venture capital firm, since June 2004. Mr. McConnell was a General Partner at New Enterprise Associates, a venture capital firm, from May 1989 to May 2004. Mr. McConnell also serves on the boards of directors of Asthmatx, Inc. and Dfine, Inc., both medical device companies. Mr. McConnell holds an A.B. from Dartmouth College and an M.B.A. from the Stanford University Graduate School of Business.

James M. Shapiro

Mr. Shapiro, age 49, has served as a member of our Board of Directors since May 2004. Mr. Shapiro has served as a General Partner of Kearny Venture Partners, the successor entity of Thomas Weisel Healthcare Venture Partners, a venture capital firm, since March 2003. Since January 2000, Mr. Shapiro has also been a General Partner of ABS Healthcare Ventures, a venture capital firm. Mr. Shapiro also serves on the board of directors of TranS1, Inc. Mr. Shapiro holds a B.A. from Princeton University and an M.B.A. from the Stanford University Graduate School of Business.

CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under The Nasdaq Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The board of directors consults with the company’s counsel to ensure that the board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, our senior management and our independent auditors, the Board of Directors has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NASDAQ listing standards: Dr. Hirsch, Dr. Freund, Mr. McConnell, Mr. Lowe, Mr. Mandato and Mr. Shapiro. In making this determination, the Board found that none of the these directors or nominees for director had a material or other disqualifying relationship with the Company. Dr. Moll, the Company’s Chief Executive Officer, and Mr. Restani, the Company’s President and Chief Operating Officer, are not independent directors by virtue of their employment with the Company.

Meetings of the Board of Directors

The Board of Directors met nine times during the fiscal year ended December 31, 2007. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member during 2007. As required under applicable NASDAQ listing standards, during the fiscal year ended December 31, 2007, the Company’s independent directors met three times in regularly scheduled executive sessions at which only independent directors were present. Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of stockholders, directors are encouraged to attend. Four of our directors attended our 2007 annual meeting of stockholders.

Information Regarding the Board of Directors and its Committees

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for the fiscal year ended December 31, 2007 for each of the Board committees:

Nominating and
Corporate
Name	Audit		Compensation		Governance

John G. Freund, M.D.
Russell C. Hirsch, M.D., Ph.D.			X
Christopher P. Lowe	X	*	X	*
Joseph M. Mandato			X
Thomas C. McConnell	X				X *
James M. Shapiro	X				X
Total meetings in fiscal 2007	7		9		2

*	Committee Chairperson

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, to oversee our corporate accounting and financial reporting processes, systems of internal control over financial reporting and audits of its financial statements.For this purpose, the Audit Committee performs several functions. Among other things, our Audit Committee:

•	evaluates the performance of and assesses the qualifications of the independent auditors;

•	determines and approves the engagement of the independent auditors;

•	determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

•	reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent auditors on our audit engagement team as required by law;

•	reviews and approves or rejects all related-party transactions;

•	confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting;

•	establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	meets to review our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is comprised of three directors: Messrs. Lowe, McConnell and Shapiro. The Audit Committee met seven times during the fiscal year ended December 31, 2007. The Audit Committee has adopted a written charter that is available to stockholders on our website at www.hansenmedical.com/investors.

The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards). The Board of Directors has also made a qualitative assessment of Mr. Lowe’s level of knowledge and financial experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies, and based on its assessment has determined that Mr. Lowe qualifies as an “audit committee financial expert,” as defined in applicable SEC rules.

Report of the Audit Committee of the Board of Directors1

The Audit Committee has reviewed and discussed with management of the Company the audited financial statements of the Company that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent

1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Hansen under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended.

registered public accounting firm required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report in Form 10-K for the fiscal year ended December 31, 2007.

Christopher P. Lowe, Chairman
Thomas C. McConnell
James M. Shapiro

Compensation Committee

The Compensation Committee was formed in October 2004. As of December 31, 2007, the Compensation Committee consisted of three directors: Mr. Lowe (Chairman), Dr. Hirsch and Mr. Mandato. All members of our Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Compensation Committee met nine times during the fiscal year ended December 31, 2007. The Compensation Committee has adopted a written charter that is available to stockholders on the Company’s website at www.hansenmedical.com/investors.

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	establishment of corporate and individual performance objectives relevant to the compensation of the Company’s executive officers and other senior management and evaluation of performance in light of these stated objectives;

•	review and determination of, and in the case of our Chief Executive Officer review and recommendation to the Board for approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the executive officers and directors;

•	review and approve appropriate insurance coverage for our officers and directors;

•	administration of the Company’s equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs; and

•	review with management the Company’s Compensation Discussion and Analysis, including determination of whether to recommend that it be included in proxy statements and other Company filings.

Compensation Committee Processes and Procedures

The agenda for each Compensation Committee meeting is usually developed by the President and Chief Operating Officer, with input from the Chairman of the Compensation Committee, the Chief Executive Officer, the Chief Financial Officer and the General Counsel. The Compensation Committee will meet regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain, at the Company’s expense, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

Typically, the Compensation Committee will make most significant adjustments, if any, to annual compensation and determine bonus and equity awards at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer and President and Chief Operating Officer on which compensation determinations are then made. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines whether, and if so in what manner, to recommend to the full Board of Directors any adjustments to his compensation as well as awards to be granted.

For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant. The Compensation Committee shall review, discuss and assess its own performance at least annually. The Committee shall also periodically review and assess the adequacy of its Charter, including the Committee’s role and responsibilities, and shall recommend any proposed changes to the Board for its consideration.

The performance and compensation process and specific determinations of the Compensation Committee with respect to executive compensation for the fiscal year ended December 31, 2007 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

As of December 31, 2007, the Compensation Committee consisted of Mr. Lowe (Chairman), Dr. Hirsch and Mr. Mandato, none of whom is a present or former officer or employee of the Company. None of our executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or Board of Directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. We have had a Compensation Committee for three and a half years. Prior to establishing the Compensation Committee, our full Board of Directors made decisions relating to compensation of our executive officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for the Company. The Nominating and Corporate Governance Committee is comprised of two directors: Mr. McConnell (Chairman) and Mr. Shapiro. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee met twice during the fiscal year ended December 31, 2007. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at www.hansenmedical.com/investors.

The Board of Directors and the Company seek to maintain a Board comprised of members who can productively contribute to the success of the Company. Accordingly, the Nominating and Corporate Governance

Committee reviews the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board and the perceived needs of the Company at that time. This assessment includes consideration of issues of, among other things, judgment, diversity, age, skills, background and industry knowledge. However, the Board retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

Stockholder Communications With the Board of Directors

The Company has not established a formal process related to stockholder communications with the Board of Directors due to the limited number of such communications historically. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the full Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board of Directors has been appropriate.

Code of Business Conduct and Ethics

We have adopted the Hansen Medical, Inc. Code of Business Conduct and Ethics, which applies to all directors and employees, including executive officers, including, without limitation, our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Business Conduct and Ethics is available on our website at www.hansenmedical.com (under “Corporate Governance”) and we intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any waivers from or amendments to any provision of the Code of Business Conduct and Ethics by disclosing such information on our website. In addition, we intend to promptly disclose (1) the nature of any amendment to our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (2) the nature of any waiver, including an implicit waiver, from a provision of our Code of Business Conduct and Ethics that is granted to one of these specified officers, the name of such person who is granted the waiver and the date of the waiver on our website in the future. The inclusion of our website address in this report does not include or incorporate by reference the information on our website into this proxy statement.

Director Compensation

Since our initial public offering in November 2006, each member of our Board of Directors who is not our employee receives the following cash compensation for board services, as applicable:

•	$20,000 per year for service as a Board member;

•	$12,000 per year for service as chairman of the Audit Committee;

•	$5,000 per year for service as chairman of the Compensation Committee;

•	$5,000 per year for service as chairman of the Nominating and Corporate Governance Committee;

•	$2,000 per year for service as non-chairman member of the Audit Committee;

•	$1,000 per year for service as non-chairman member of the Compensation Committee and/or Nominating and Corporate Governance Committee;

•	$1,500 for each Board meeting attended in person ($500 for meetings attended by video or telephone conference);

•	$500 for each Audit Committee meeting attended ($1,000 for the chairman of the Audit Committee for each meeting attended);

•	$500 for each Compensation Committee meeting attended; and

•	$500 for each Nominating and Corporate Governance Committee meeting attended.

We also continue to reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our Board of Directors and committees of the Board of Directors.

Additionally, non-employee members of our Board of Directors receive non-statutory stock options under our 2006 Equity Incentive Plan. For purposes of our automatic director grant program, a non-employee director is a director who is not employed by us and does not receive compensation from us or have a business relationship with us that would require disclosure under certain SEC rules. Each non-employee director joining our Board of Directors is automatically granted a non-statutory stock option to purchase 30,000 shares of common stock with an exercise price equal to the then fair market value of our common stock. This initial option will vest monthly over three years. In addition, on the date of each annual meeting of our stockholders, each non-employee director is automatically granted a non-statutory stock option to purchase 10,000 shares of our common stock on that date with an exercise price equal to the then fair market value of our common stock. However, the number of shares subject to an annual grant will be reduced on a pro rata basis for each quarter that the director did not serve as a non-employee director during the 12 month period beginning on the date of the previous annual meeting. Automatic annual grants vest over 12 months. If a non-employee director’s service is terminated within 12 months after a change in control of Hansen other than as a result of a director’s voluntary resignation, then all of the director’s automatic grants will become fully vested and remain exercisable for 12 months from the change in control. All automatic director options have a maximum term of ten years.

The following table shows for the fiscal year ended December 31, 2007 certain information with respect to the compensation of all non-employee directors of the company:

2007 Director Compensation

	Fees Earned or		Option
	Paid in Cash		Awards	Total
Name	($)		($) (5)(6)(7)	($)

Dr. Freund	$30,500	(1)	$—	$30,500
Dr. Hirsch	$35,000	(2)	$—	$35,000
Mr. Lowe	$58,500		$148,024	$206,524
Mr. Mandato	$34,000		$63,359	$97,359
Mr. McConnell	$38,000	(3)	$63,359	$101,359
Mr. Shapiro	$40,500	(4)	$63,359	$103,859

(1)	Dr. Freund requested his fees be paid to Skyline Ventures, of which Dr. Freund is a managing director.

(2)	Dr. Hirsch requested that his fees be paid to Prospect Management Co. II, L.L.C., of which Dr. Hirsch is a managing director.

(3)	Mr. McConnell requested that his fees be paid to Vanguard Ventures, of which Mr. McConnell is a managing director.

(4)	Mr. Shapiro requested that his fees be paid to Thomas Weisel Healthcare Venture Partners, L.P., of which Mr. Shapiro is a general partner.

(5)	On May 24, 2007, Messrs. Lowe, Mandato, McConnell and Shapiro each received an annual option grant to purchase 10,000 shares of our common stock at an exercise price of $20 per share pursuant to our automatic director grant program.

(6)	Amount reflects the total compensation expense for the year ended December 31, 2007 calculated in accordance with SFAS No. 123R and using the prospective transition method. See Note 9 of Notes to our audited consolidated financial statements for the year ended December 31, 2007 for a discussion of the assumptions made in determining the grant date fair value and compensation expense of equity awards. Amount consists of (a) $63,359 per director with respect to the options granted to Messrs. Lowe, Mandato, McConnell and Shapiro on May 24, 2007 and (b) $84,665 with respect to the option granted to Mr. Lowe on September 21, 2006.

(7)	As of December 31, 2007, Mr. Lowe held outstanding options to purchase 41,250 shares of our common stock and Messrs. Mandato, McConnell and Shapiro each held outstanding options to purchase 10,000 shares of our common stock. Unlike our other non-employee directors, neither Dr. Freund nor Dr. Hirsch received an automatic option grant on the date of our 2007 annual meeting of stockholders because they were affiliated with stockholders who then owned more than 10% of our outstanding equity and thus were not eligible to receive automatic option grants under the 2006 Equity Incentive Plan at that time.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since its inception in September 2002. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP, as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of PricewaterhouseCoopers LLP, to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2007 and 2006, by PricewaterhouseCoopers LLP, the Company’s principal accountant.

	Fiscal Year Ended
	2007	2006
	(In thousands)

Audit Fees(a)	$930	$981
Audit-related Fees(b)	151	—
Tax Fees(c)	—	—
All Other Fees(d)	—	—

Total Fees	$1,081	$981

(a)	Includes fees billed for professional services rendered in connection with our integrated audit in 2007 and financial statement audit in 2006, Consents in S-8 Filings, Registration Statement on Form S-1 relating to our initial public offering in 2006, review of interim financial statements and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(b)	Includes fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” During the fiscal year ended December 31, 2007, this amount related to the post-acquisition audit of the financial statements of AorTx, Inc.

(c)	Includes fees billed for professional services for tax compliance, tax advice and tax planning.

(d)	Includes fees for products and services other than the services described above.

All fees described above were approved by either the Audit Committee or the Board of Directors.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services and audit-related services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP, is compatible with maintaining the principal accountant’s independence.

The Board Of Directors Recommends
A “FOR” Vote In Favor Of Proposal 2.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

Our executive officers and key employees and their respective ages and positions as of May 5, 2008 are as follows:

Name	Age	Position

Frederic H. Moll, M.D.	56	Chief Executive Officer, Co-Founder and Director
Gary C. Restani	61	President, Chief Operating Officer and Director
Steven M. Van Dick	53	Vice President, Finance and Administration and Chief Financial Officer
David M. Shaw	41	Senior Vice President, Business Development, General Counsel & Corporate Secretary
Robert G. Younge	56	Chief Technical Officer, Principal Fellow and Co-Founder
David C. Forster	51	Senior Vice President, Structural Heart Disease
M. Sean Murphy, Ph.D.	48	Senior Vice President, Engineering
David C. Lundmark	39	Vice President, Intellectual Property and Legal Affairs
Jed Palmacci	51	Vice President, Sales
Daniel T. Wallace	41	Vice President, Advanced Applications and Co-Founder

Frederic H. Moll, M.D. is a Co-Founder of Hansen and has served as our Chief Executive Officer and a member of our Board of Directors since our inception in September 2002. In November 1995, Dr. Moll co-founded Intuitive Surgical Inc., a medical device company, and served as its first Chief Executive Officer and later, its Vice President and Medical Director until September 2003. In 1989, Dr. Moll co-founded Origin Medsystems, Inc., a medical device company, which later became an operating company within Guidant Corporation, a medical device company, following its acquisition by Eli Lilly in 1992. Dr. Moll served as Medical Director of Guidant’s surgical device division until November 1995. Dr. Moll also serves on the board of directors of Mako Surgical Corp. Dr. Moll holds a B.A. from the University of California, Berkeley, an M.S. from Stanford University and an M.D. from the University of Washington School of Medicine.

Gary C. Restani joined us as our President and Chief Operating Officer in October 2006 and has served as a member of our Board of Directors since September 2006. Mr. Restani has served as a consultant in the medical device industry from July 2006 to October 2006. From December 1999 to June 2006, Mr. Restani served as President of Convatec, Inc., a health care company and a Bristol-Myers Squibb company. From March 1995 to November 1999, Mr. Restani served as a President of various international divisions of Zimmer, Inc., a medical device and surgical tool company . From March 1990 to February 1995, Mr. Restani served as a President of various international divisions of Smith & Nephew Orthopedics, Inc., an orthopedics, endoscopy and wound management company. Mr. Restani attended Sir George Williams University and Loyola College and completed the Tuck Executive Program at Dartmouth College.

Steven M. Van Dick joined us as our Vice President, Finance and Administration and Chief Financial Officer in December 2005. From April 2001 to October 2005, Mr. Van Dick served as Chief Financial Officer of CryoVascular Systems, Inc., a medical device manufacturer. From March 2000 to April 2001, Mr. Van Dick served as Chief Financial Officer of Protogene Laboratories, Inc., a DNA microarray supplier. From April 1996 to March 2000, Mr. Van Dick served as Chief Financial Officer of CardioThoracic Systems, Inc., a medical device manufacturer. Mr. Van Dick holds a B.S. from San Jose State University and an M.B.A. from Santa Clara University. Mr. Van Dick is a Certified Public Accountant.

David M. Shaw joined us as our Senior Vice President, Business Development and General Counsel in December 2007. Before joining Hansen, Mr. Shaw served as Vice President, Legal Affairs, General Counsel and Corporate Secretary for Kyphon Inc., a minimally invasive spine company from September 2003 through November 2007. Prior to this, he held various senior legal positions at Intuitive Surgical, Inc. from April 1999 through September 2003 Mr. Shaw holds a B.S. in Chemical Engineering from North Carolina State University and a J.D. from Duke University School of Law. Mr. Shaw is also a recent graduate of Harvard Business School’s Advanced Management Program.

Robert G. Younge is a Co-Founder of Hansen and served as our Chief Technical Officer since our inception in September 2002 to April 2006, when he was appointed our Principal Fellow. In July 2006, Mr. Younge was again appointed as our Chief Technical Officer. In November 1995, Mr. Younge co-founded Intuitive Surgical, Inc., a medical device company, and held the position of Vice-President, Engineering, Chief Technology Officer and served in several other capacities until September 2002. In September 1979, Mr. Younge co-founded Acuson Corporation, a manufacturer and service provider of diagnostic medical ultrasound systems, and served as its Vice President, Engineering and in various other capacities until November 1999. In 1991, Mr. Younge co-founded Acuson’s Transducer Division and served as its Technical Advisor until 1995. Mr. Younge holds a B.S.E.E. and an M.S.E.E from Stanford University.

David C. Forster, joined Hansen Medical in November 2007 as the Company’s Senior Vice President of Structural Heart Disease. Prior to this, Mr. Forster founded AorTx, Inc., a leading percutaneous aortic heart valve company where he served as the Company’s President and Chief Executive Officer since October 2003. We acquired AorTx in November 2007. Prior to founding AorTx, Mr. Forster served in technical management positions with Pacific Consultants, Guidant Corporation, Eli Lilly, Origin Medsystems, Inc. and Varian Medical Imaging. Mr. Forster holds a B.S.M.E. from California State University San Jose, and is a licensed professional engineer in California.

M. Sean Murphy, Ph.D., joined us as a program management consultant in November 2005 and in April 2006 became our Senior Vice President, Engineering. From January 2001 to April 2005, Dr. Murphy served as Vice President, Engineering of Siemens Medical Solutions, a supplier of information technology solutions. From August 1996 to December 2000, Dr. Murphy served as director of engineering of Acuson Corporation, a manufacturer and service provider of diagnostic medical ultrasound systems. Dr. Murphy holds a B.S. and a Ph.D. from the University of Ulster, Northern Ireland.

David C. Lundmark joined us in May 2003 as our Vice President, Intellectual Property and Legal Affairs. From April 2002 to May 2003, Mr. Lundmark served as Senior Patent Counsel for Intel Corporation, a computer chip company. From April 2000 to April 2002, Mr. Lundmark served as Senior Vice President and General Counsel of The WorkCard Company, a workforce automation solutions company. From December 1995 to April 2000, Mr. Lundmark was associated with Morrison and Foerster LLP, a law firm, as a patent agent and patent and corporate finance attorney. Mr. Lundmark holds a B.S., a J.D. and an M.B.A. from the University of California, Davis.

Jed A. Palmacci joined us as our Vice President, Sales in April 2005. From October 1999 to April 2005, Mr. Palmacci served as worldwide director of sales for the AcuNav ultrasound catheter division of Siemens Medical Solutions, a medical device company. From March 1988 to September 1999, Mr. Palmacci served as a regional territory manager for Acuson Corporation, a manufacturer and service provider of diagnostic medical ultrasound systems. From May 1985 to February 1988, Mr. Palmacci served as a regional territory manager for Coopervision Surgical, Inc., an ophthalmic medical device company. Mr. Palmacci holds a B.S. from the University of Maine.

Daniel T. Wallace is a Co-Founder of Hansen and has served as our Vice President, Clinical, from our inception in September 2002 until February 2007 when he was appointed Vice President, Advanced Applications. From March, 1996 to March, 2002, Mr. Wallace served as the manager and director of instruments development at Intuitive Surgical, Inc. From December, 1991 to April, 1995, Mr. Wallace served as a research and development engineer at Origin MedSystems. Mr. Wallace holds a B.S. from Rice University and an M.S. from Stanford University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 30, 2008 by: (i) each director and nominee for director; (ii) each of our named executive officers; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of our common stock. Unless otherwise indicated in the table below, the principal address of each of the persons listed below is c/o Hansen Medical, Inc., 380 North Bernardo Avenue, Mountain View, CA 94043.

	Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares	Percent of Total

Entities affiliated AllianceBernstein L.P.(2) 1290 Avenue of the Americas New York, NY 10104	2,219,165	8.9%
Entities affiliated with Skyline Ventures(3) 125 University Avenue Palo Alto, CA 94301	1,616,249	6.5%
Entities affiliated with Prospect Venture Partners II, L.P.(4) 435 Tasso Street, Suite 200 Palo Alto, CA 94301	1,387,529	5.5%
Thomas Weisel Healthcare Venture Partners, L.P.(5) One Montgomery Street San Francisco, CA 94104	1,323,792	5.3%
Frederic H. Moll, M.D.(6)	1,944,329	7.7%
John G. Freund, M.D.(7)	1,616,249	6.5%
Russell C. Hirsch, M.D., Ph.D.(8)	1,426,559	5.7%
Christopher P. Lowe(9)	41,250	*
Joseph M. Mandato(10)	1,236,284	4.9%
Thomas C. McConnell(11)	433,366	1.7%
Gary C. Restani(12)	450,000	1.8%
James M. Shapiro(13)	1,354,085	5.4%
Steven M. Van Dick(14)	260,169	1.0%
Robert G. Younge(15)	274,833	1.1%
David M. Shaw(16)	0	*
All directors and executive officers as a group (11 persons)(17)	9,037,124	34.7%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on shares outstanding on April 30, 2008, adjusted as required by rules promulgated by the SEC. Shares of common stock subject to options and/or restricted stock units outstanding as of April 30, 2008 that were then exercisable or are exercisable within 60 days of April 30, 2008, are deemed outstanding for computing the percentage of beneficial ownership of the person holding such options but are not deemed outstanding for computing the percentage of beneficial ownership of any other person.

(2)	Based on an amended Schedule 13G filed March 10, 2008. According to the Schedule 13G, 1,949,695 shares are held by AllianceBernstein L.P. on behalf of client discretionary accounts, and 269,470 shares are held by AXA Equitable Life Insurance Company. Both of these entities are direct or indirect subsidiaries of AXA and AXA Financial, Inc.

(3)	Consists of 36,394 shares held by Skyline Venture Partners III, L.P., 1,461,768 shares held by Skyline Venture Partners Qualified Purchaser Fund III, L.P., 111,585 shares held by Skyline Expansion Fund, L.P. and

6,502 shares held by Skyline Venture Management III, LLC. John Freund, one of our directors, is a managing director of Skyline Venture Partners and the entities affiliated with Skyline Venture Partners and has voting and investment power over the shares held by these entities; however, Dr. Freund disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them.

(4)	Consists of 1,366,717 shares held by Prospect Venture Partners II, L.P. and 20,812 shares held by Prospect Associates II, L.P. Russell Hirsch, one of our directors, is a managing director of Prospect Management Co. II, L.L.C., the general partner of Prospect Venture Partners II, L.P. and Prospect Associates II, L.P., and has shared voting and investment power over the shares held by these entities; however, Dr. Hirsch disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them.

(5)	James Shapiro, one of our directors, is a general partner of Kearny Venture Partners, the successor of Thomas Weisel Healthcare Venture Partners LLC, the general partner of Thomas Weisel Healthcare Venture Partners L.P., and has shared voting and investment power over the shares held by Thomas Weisel Healthcare Venture Partners L.P.; however, Mr. Shapiro disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them.

(6)	Includes 195,000 shares that Dr. Moll has the right to acquire upon the exercise of stock options within 60 days of April 30, 2008. Excludes 40,000 shares that are not exercisable within 60 days of April 30, 2008. Includes 150,000 shares that are registered in the name of the Moll Children’s Irrevocable Trust; however, Dr. Moll disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them.

(7)	Consists solely of shares identified in footnote 3. Dr. Freund is a managing director of Skyline Ventures and the entities affiliated with Skyline Ventures and has shared voting and investment power over the shares held by these entities; however Dr. Freund disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them.

(8)	See footnote 2. Dr. Hirsch is a managing director of Prospect Management Co. II, L.L.C., the general partner of Prospect Venture Partners II, L.P. and Prospect Associates II, L.P., and has shared voting and investment power over the shares held by these entities; however Dr. Hirsch disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them. Includes 39,030 shares registered in the name of Russell Hirsch.

(9)	Consists solely of shares that Mr. Lowe has the right to acquire upon the exercise of stock options within 60 days of April 30, 2008.

(10)	Consists of 1,224,145 shares held by De Novo Ventures II, L.P. Mr. Mandato is a managing director of De Novo Management II, LLC, the General Partner of De Novo Ventures II, L.P. and has shared voting and investment power over the shares held by De Novo Ventures; however, Mr. Mandato disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them. Includes 2,139 shares registered in the name of The Mandato Family Trust and 10,000 shares that Mr. Mandato has the right to acquire upon the exercise of stock options within 60 days of April 30, 2008.

(11)	Consists of 370,540 shares held by Vanguard VII, L.P., 35,202 shares held by Vanguard VII-A, L.P., 12,089 shares held by Vanguard VII Accredited Affiliates Fund, L.P. and 5,535 shares held by Vanguard VII Qualified Affiliates Fund, L.P.. Mr. McConnell is a managing director of Vanguard Ventures and disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them. Includes 10,000 shares that Mr. McConnell has the right to acquire upon the exercise of stock options within 60 days of April 30, 2008.

(12)	Consists solely of shares that Mr. Restani has the right to acquire upon the exercise of stock options within 60 days of April 30, 2008.

(13)	See footnote 4. Mr. Shapiro is a general partner of Kearny Venture Partners, the successor of Thomas Weisel Healthcare Venture Partners LLC, the general partner of Thomas Weisel Healthcare Venture Partners and disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them. Includes 20,293 shares registered in the name of James Shapiro & Sarah Shapiro. Includes 10,000 shares that Mr. Shapiro has the right to acquire upon the exercise of stock options within 60 days of April 30, 2008.

(14)	Consists of shares registered in the name of Morgan Stanley and shares registered in the name of the Van Dick Family Trust. Includes 253,333 shares that Mr. Van Dick has the right to acquire upon the exercise of stock options within 60 days of April 30, 2008. Excludes 16,667 shares that are not exercisable within 60 days of April 30, 2008.

(15)	Includes 70,833 shares that Mr. Younge has the right to acquire upon the exercise of stock options within 60 days of April 30, 2008. Excludes 16,667 shares that are not exercisable within 60 days of April 30, 2008.

(16)	Excludes 285,000 shares that are not exercisable within 60 days of April 30, 2008.

(17)	Total number of shares includes 7,996,708 shares of common stock held by our directors and executive officers and certain of their affiliates, and 1,040,416 shares issuable upon the exercise of stock options within 60 days of April 30, 2008. See footnotes above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that: on one occasion Messrs. Lowe and Mandato each respectively filed a late Form 4, each with respect to one transaction; Mr. McConnell filed a late Form 4 on two occasions with respect to five transactions; Mr. Shapiro on one occasion filed a late Form 4 with respect to one transaction and reported one transaction late on a Form 5; and Mr. Younge filed a late Form 3 and reported one transaction late on a Form 5.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General

The following discussion and analysis of compensation arrangements of our executive officers for 2007 should be read together with the compensation tables and related disclosures set forth below.

Objectives of Hansen’s Compensation Program

We are an early-stage company that is developing a new generation of medical robotics designed for accurate positioning, manipulation and stable control of catheters and catheter-based technologies. We completed our initial public offering in November 2006 and received FDA clearance for our Sensei system and Artisan catheter in May 2007. To date, we have incurred net losses in each year since our inception. We expect our losses to continue and to increase as we continue our development activities and expand our commercialization activities. The success of early-stage technology companies is significantly influenced by the quality of their work forces. As a result, we face significant competition for executives and other talented employees from numerous technology companies in the San Francisco Bay Area. With this in mind, we strive to provide what we believe is a competitive total compensation package to our executive officers through a combination of base salary, spot cash bonuses and long-term equity compensation, in addition to broad-based employee benefits programs, in order to attract talented individuals to manage and operate all aspects of our business, to reward these individuals fairly and to retain those individuals who meet our high expectations and support the achievement of our business objectives.

Role of Compensation Committee

Our executive compensation program is administered by the Compensation Committee of our Board of Directors. Under the terms of its charter, our Compensation Committee is independent under the applicable NASDAQ regulations and is responsible for reviewing the achievements of the Company and the individual officers, recommending to the Board of Directors the type and level of compensation for our Chief Executive Officer and our directors, and determining the type and level of compensation for our other named executives. The primary goal of the Compensation Committee is to closely align the interests of the executive officers with those of our stockholders. To achieve this goal, our Compensation Committee relies on compensation that is designed to attract and retain executives whose abilities are critical to our long-term success, that motivates individuals to perform at their highest level and that rewards achievement.

The annual responsibilities of the Compensation Committee include the following:

•	reviewing and determining — or in the case of our Chief Executive Officer, reviewing and recommending to the full Board of Directors — the level of stock option grants, annual salary and spot bonuses for our named executive officers;

•	approving salaries for other members of management and approving the salary adjustment pool for all other employees;

•	setting stock option guidelines by grade level and granting stock options to all other members of management and employees;

•	approving any cash or equity incentive programs for all other members of management and employees; and

•	recommending goals for the Chief Executive Officer to the Board of Directors and reviewing and approving goals for the other executive officers and members of management.

In reviewing and approving these matters, our Compensation Committee considers such matters as it deems appropriate, including our financial and operating performance, the alignment of interests of the executive officers and our stockholders, the performance of our common stock and our ability to attract and retain qualified individuals. For executive compensation decisions, including decisions relating to the grant of stock options to executive officers, the Compensation Committee typically considers the recommendations of Dr. Moll and Mr. Restani, and both Dr. Moll and Mr. Restani generally participate in the Compensation Committee’s deliberations about executive compensation matters. However, neither Dr. Moll nor Mr. Restani participates in the deliberation or determination of his own compensation.

The Compensation Committee has not established any formal policies or guidelines for allocating compensation between current and long-term equity compensation, or between cash and non-cash compensation. In determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with our short- and long-term goals and objectives, our Compensation Committee relies on its judgment about each individual’s performance in a rapidly changing business environment rather than adopting a formulaic approach to compensatory decisions that are too narrowly responsive to short-term changes in business performance.

Role of Compensation Consultant

The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist it. In accordance with this authority, in 2007 the Compensation Committee engaged HRMG, Inc., a management consulting firm, to review Dr. Moll’s 2006 performance. The evaluation included interviews with members of our Board of Directors, certain of Dr. Moll’s direct reports and certain other employees of the Company regarding Dr. Moll’s skills, accomplishments and development opportunities. The Compensation Committee has re-engaged HRMG to evaluate Dr. Moll’s 2007 performance.

In 2007, the Compensation Committee also engaged Jody Thelander of J. Thelander Consulting to review the compensation of our executive officers and other key employees. Ms. Thelander compared the base salary, bonus and equity awards offered to these employees with those of five public companies in the medical device and biotechnology sectors with market capitalizations of between $500 and $750 million (Vital Signs, Inc., Greatbatch, Inc., LCA-Vision Inc., Volcano Corp. and Symmetry Medical, Inc.) as well as six other public companies (Accuray Incorporated, Stereotaxis, Inc., Insulet Corporation, Dexcom, Inc., Senorx, Inc. and Xtent, Inc.). Generally, with the exception of Stereotaxis, these companies were selected because they were at a similar stage of development as Hansen. In particular, they had recently completed public offerings, were at similar stages in their product life cycle and/or had a similar level of revenues as Hansen. Stereotaxis was selected because it is one of our direct competitors.

Both HRMG and Ms. Thelander are retained by and report directly to the Compensation Committee.

Compensation Elements

Base Salary.  For 2007, the base salaries of our executive officers were primarily established based on the scope of their responsibilities, taking into account competitive market compensation paid by other small-cap, medical device public companies for similar positions and adjusted as necessary to recruit or retain specific individuals.

The base salaries for our Chief Executive Officer, Dr. Moll, and Chief Technical Officer, Mr. Younge, were established at $210,000 at the time when Hansen was founded in 2002 and remained at that level through 2006. In March 2003, Mr. Younge’s base salary was reduced to reflect his desire for flexibility in the amount of time he was committed to working for us. Although we believe these salaries were fair based on our stage of development and the equity position afforded to each of Dr. Moll and Mr. Younge as founders of Hansen, data from a 2006 MEDIC Executive Compensation Survey obtained from Top Five Data Services, Inc. with respect to companies with less than $100 million annual revenue put Dr. Moll’s 2006 base salary at well below the 25th percentile for executives in similar positions and with similar responsibilities and Mr. Younge’s 2006 base salary at slightly below the 50th percentile. In February 2007, our Board of Directors approved increases to Dr. Moll’s annual base salary to $300,000 and to Mr. Younge’s annual base salary to $220,000, each retroactive to January 1, 2007, in order to bring them closer to the 50th percentile. Mr. Younge also elected to increase his commitment to Hansen from part-time to full-time.

We recruited our Chief Financial Officer, Mr. Van Dick, in December 2005, and his base salary was set at $230,000, which was reflective of his experience, knowledge and skills as well as comparable compensation levels in the market. Based on the 2006 MEDIC Executive Compensation Survey, Mr. Van Dick’s initial base salary, which continued in effect throughout 2006, fell between the 50th and 75th percentiles for executives in similar positions and with similar responsibilities. In February 2007, our Board of Directors approved an increase in Mr. Van Dick’s annual base salary to $241,500, retroactive to January 1, 2007. This puts Mr. Van Dick’s base salary at the 75th percentile, which we believe is appropriate given the highly competitive market for qualified employees in our industry and Mr. Van Dick’s experience and qualifications.

In connection with the resignation of Mr. Feenstra as our President and Chief Operating Officer in October 2006, the Board of Directors determined that we needed to recruit a President and Chief Operating Officer with significant experience, knowledge and skills pertinent to our transition from a development stage company to a large commercial company. In mid-November 2006, the Board of Directors determined that Mr. Restani, who was then serving as one of our directors, possessed the necessary qualifications to become our President and Chief Operating Officer, and Mr. Restani was hired at an annual base salary of $350,000. Based on the 2006 MEDIC Executive Compensation Survey, this base salary is slightly below the 75th percentile for executives in similar positions and with similar responsibilities. While the Compensation Committee believes this level of salary was appropriate in light of Mr. Restani’s qualifications and necessary in order to induce him to leave a larger company with a higher base salary, Mr. Restani was not awarded any base salary increase for 2007.

We recruited our Senior Vice President, Business Development, and General Counsel, Mr. Shaw, in November 2007. His base salary was set at $250,000, which was reflective of his experience, knowledge and skills as well as market requirements and the stage of our business.

The salary actually paid during 2007 to each named executive officer is reflected in the Summary Compensation Table below. On April 30, 2008, the Compensation Committee adjusted the base salaries of certain executive officers to reflect current market conditions. After the adjustments, which are retroactive to January 1, 2008, the base salaries of these officers are as follows:

2008
Name	Base Salary

Dr. Moll	$350,000
Mr. Restani	$360,500
Mr. Shaw	$275,000
Mr. Van Dick	$247,538

Cash Bonuses.  In 2007, we did not have a formal cash incentive plan. Since we found ourselves in a rapidly changing business environment, the Compensation Committee concluded at that time that a bonus program with predetermined performance objectives would be unduly rigid. We believed that discretionary bonuses, when thoughtfully administered by a committee of independent directors, can help achieve the goals outlined above for our compensation program. From time to time, the Compensation Committee considered spot bonuses to executive officers based on specific company and individual accomplishments. In early 2007, the Compensation Committee engaged HRMG, Inc., a management consulting firm, to evaluate Dr. Moll’s 2006 performance. Based on that evaluation, along with our clinical and regulatory accomplishments in 2006 and the completion of our initial public offering, in February 2007 the Compensation Committee recommended to the Board of Directors, and the Board of Directors subsequently approved, a $50,000 cash bonus for Dr. Moll that was paid in early 2007. On April 30, 2008, the Compensation Committee approved a discretionary $50,000 cash bonus for Mr. Restani to recognize his extraordinary performance in 2007. No cash spot bonuses were paid to any other of our named executive officers for performance in 2007.

One of the principal findings of Ms. Thelander’s review of our compensation programs was that we should implement an incentive bonus program in order to remain competitive. Accordingly, in April 2008, we approved a management cash incentive plan pursuant to which our executive officers and other key employees will be eligible for bonuses based on both Company and individual performance goals. The Incentive Plan is intended to increase stockholder value and the success of the Company by motivating participants to perform to the best of their ability and achieve the Company’s objectives. The Incentive Plan accomplishes these goals by paying cash awards to participants after the achievement of specified performance goals. The Incentive Plan applies to employees of the Company who are selected for participation by the Committee. The actual number of employees who will be eligible to receive an award during any particular year cannot be determined in advance, because the Committee has the discretion to select the participants for each performance period. Performance periods may consist of a fiscal year or a longer or shorter period.

On April 30, 2008, the Compensation Committee determined that the 2008 target bonuses of certain executive officers, as a percentage of their base salary, will be as follows:

2008 Target Bonus
as a Percentage of
Name	Base Salary

Dr. Moll	40%
Mr. Restani	35%
Mr. Shaw	35%
Mr. Van Dick	35%

Mr. Younge, at his request, will not participate in the Incentive Plan for 2008. The Compensation Committee will determine the target bonuses of the remaining executive officers on a later date.

Long-Term Equity-Based Incentive Awards.  Our long-term compensation currently consists primarily of grants of equity in the form of stock options and, to a much lesser extent, restricted stock units, or RSUs. Our equity grants are designed to recruit and retain our executive officers along with aligning their performance objectives with the interests of our stockholders. Our Board of Directors grants equity to our executive officers in order to enable them to participate in the long-term appreciation of our stockholder value while personally feeling the impact of any business setbacks, whether company-specific or market-based. Each option grant allows the executive officer to acquire shares of our common stock at a fixed price per share. The option grant will provide a return only if our common stock appreciates over the option term. Additionally, equity grants provide a means of recruiting key executives and enhancing the retention of those executives, inasmuch as they are subject to vesting over an extended period of time. The Compensation Committee determines the size of equity-based incentives according to each executive’s position and sets a level it considers appropriate to hire and retain the individual and to create a meaningful opportunity for reward based on increasing stockholder value.

Each employee typically receives an initial stock option grant at commencement of employment. The size of the initial stock option grant is typically based in part on competitive conditions applicable to the individual’s position. For employees below the vice president level, the size of the initial stock option grant is also based on ranges established for each position. These ranges are recommended by management, based in part on survey data obtained from the MEDIC Executive Compensation Survey, and are approved by our Compensation Committee. When establishing the size of the initial stock option grants to our named executive officers, the Compensation Committee considers the number of options owned by other executives in comparable positions both internally and at other companies in the peer group identified by Ms. Thelander. With respect to both initial stock option grants at the commencement of employment and subsequent stock option grants, the Compensation Committee also takes into account an individual’s performance, his or her potential for future retention, responsibility and promotion, and competitive compensation targets for the individual’s position and level of contribution. The relative weight given to these factors varies among individuals at the Compensation Committee’s discretion. We believe this strategy is consistent with the approach of other small-cap, medical device public companies in our industry. In general, initial stock option grants are granted at the meeting of the Board of Directors or Compensation Committee following the start date of the executive officer’s employment, and the shares subject to such initial option vest 25% on the first anniversary of the date of hire and thereafter 1/36 per month over the next three years. Subsequent grants generally vest monthly over a period of four years. The size of the initial stock option granted to Mr. Shaw in December 2007 in connection with his commencement of employment was primarily based on the considerations described above, particularly including his qualifications, the competitive market for qualified candidates and the desire to attract Mr. Shaw to Hansen.

In addition, in 2007 we introduced restricted stock units (or RSUs) as a new type of equity incentive award. We offered Mr. Shaw an RSU in addition to a stock option in order to provide an added incentive for him to join Hansen and accept the risk associated with a company in its earlier stages of commercialization. We determined in this case that an RSU grant was an attractive way of addressing recruiting and retention concerns because it would retain some value even if our stock price were to drop or not significantly appreciate in the short-term. To date, we have only granted RSUs to one other employee in order to address a short-term retention issue. However, the Compensation Committee is considering their more frequent use in the future.

Beginning in 2006, we initiated a program to review the equity positions of all employees on an annual basis. This focal review process takes into account our progress against the prior-year goals, individual performance targets and length of service. As part of this process, in 2007, the Compensation Committee reviewed written performance evaluations of each of our named executive officers prepared by Dr. Moll. As described above, Dr. Moll’s performance was reviewed by the Compensation Committee with the assistance of HRMG. The 2007 focal review process resulted in the Compensation Committee recommending to the Board of Directors, and the Board of Directors subsequently approving, stock option grants in February 2007 to Dr. Moll of 60,000 shares and to Messrs. Van Dick and Younge of 25,000 shares each. Each of these options vests ratably over four years. Each was based on the officer’s performance in 2006, specifically including each officer’s contributions towards completing our initial public offering, achieving FDA approval of our products and preparing for commercial shipment of our products. Mr. Restani was not considered in the 2007 focal review process as he had recently received a substantial option in connection with the commencement of his employment and it was the Compensation Committee’s view that no further grant was necessary or advisable at that time.

Following the process described above, the Compensation Committee made additional option grants to certain executive officers, effective May 6, 2008. Each of these options vests ratably over four years. The number of shares included in each grant is as follows:

May 6, 2008
Name	Option Grant

Dr. Moll	200,000 shares
Mr. Restani	50,000 shares
Mr. Shaw	150,000 shares
Mr. Van Dick	25,000 shares
Mr. Younge	20,000 shares

Furthermore, the Compensation Committee made additional RSU grants to certain executive officers, effective May 6, 2008. Each of these RSUs vests ratably over two years. The number of RSUs included in each grant is as follows:

May 6, 2008
Name	RSU Grant

Mr. Restani	10,000 shares
Mr. Shaw	35,000 shares

Severance Benefits and Other Compensation.  Dr. Moll, Mr. Restani, Mr. Van Dick, Mr. Younge and Mr. Shaw are parties to employment agreements and offer letters that contain provisions regarding severance benefits. Severance benefits were determined through arm’s-length negotiations at the time each executive was hired by Hansen. The Compensation Committee believes these severance provisions were necessary to attract the executives to Hansen, are important for the retention of these executives and are customary for executives holding these positions. A summary of the material terms of these agreements, together with a quantification of the benefits available under these agreements, may be found in the section of this proxy statement entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control.” In addition, Mr. Restani was provided one-time relocation benefits as the result of his offer of employment. This includes reimbursement of relocation expenses up to $50,000 and a housing allowance of $5,000 a month for two years. The Compensation Committee is presently considering whether to amend these agreements to make their terms more uniform and to address the various applicable laws governing deferred compensation and severance arrangements.

Financial Restatement.  Our Compensation Committee has not adopted a policy on whether or not we will make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. Our Compensation Committee believes that this issue is best addressed if and when a need actually arises, when all of the facts regarding any such restatement are known.

Tax and Accounting Treatment of Compensation.  Section 162(m) of the Internal Revenue Code places a limit of $1 million per person on the amount of compensation that we may deduct in any one year with respect to each of our named executive officers other than the chief financial officer. There is an exemption from the $1 million limitation for performance-based compensation that meets certain requirements. Grants of options or stock appreciation rights under our 2006 Equity Incentive Plan are intended to qualify for this exemption. Restricted stock awards and restricted stock unit awards under our 2006 Equity Incentive Plan, as well as performance cash awards, may qualify for the exemption if certain additional requirements are satisfied. To maintain flexibility in compensating officers in a manner designed to promote varying corporate goals, our Compensation Committee has not adopted a policy requiring all compensation to be deductible. Although tax deductions for some amounts that we pay to our named executive officers as compensation may be limited by section 162(m), that limitation does not result in the current payment of increased federal income taxes by us due to our significant net operating loss carry-forwards. Our Compensation Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards to exceed the limitation under section 162(m) if it determines that such action is appropriate and in our best interests.

We account for equity compensation paid to our employees under the rules of SFAS 123(R), which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. We have not tailored our executive compensation program to achieve particular accounting results.

Compensation Committee Report2

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) set forth above with our management. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

COMPENSATION COMMITTEE

Christopher P. Lowe, Chairman
Russell C. Hirsch, M.D., Ph.D.
Joseph M. Mandato

Summary Compensation Table

The following summary compensation table shows, for the fiscal years ended December 31, 2006 and December 31, 2007, the compensation awarded to, earned by or paid to our Chief Executive Officer, Chief Financial Officer and our three other executive officers as of December 31, 2007. We refer to our Chief Executive Officer, Chief Financial Officer and these other executive officers as our “named executive officers.”

						Option	Stock	All Other
		Salary		Bonus		Awards	Awards	Compensation		Total
Name and Principal Position	Year	($)		($)		($)(5)	($)(6)	($)		($)

Frederic H. Moll, M.D.	2007	$300,000		—		$672,906	—	$864	(7)	$973,770
Chief Executive Officer	2006	$210,000		$50,000	(4)	$317,643	—	$324	(7)	$577,967
Mr. Gary C. Restani	2007	$352,683		$50,000	(5)	$944,863	—	$60,492	(8)	$1,408,038
President, Chief Operating Officer	2006	$68,686	(1)	—		$159,025	—	$50,976	(9)	$278,687
Mr. Steven M. Van Dick	2007	$241,500		—		$621,483	—	$414	(7)	$863,397
Vice President, Finance and Administration and Chief Financial Officer	2006	$230,000		—		$340,842	—	$324	(7)	$571,166
Mr. Robert G. Younge	2007	$210,000		—		$200,054	—	$414	(7)	$410,468
Chief Technical Officer	2006	$126,000	(2)	—		$98,245	—	$302	(7)	$224,547
Mr. David M. Shaw	2007	$20,833	(3)	—		$76,071	$5,873	—		$102,777
Senior Vice President, Business Development and General Counsel

(1)	Mr. Restani joined Hansen as our President and Chief Operating Officer in October 2006. This amount represents Mr. Restani’s pro rated salary compensation for the 2006 fiscal year based on an annual salary of $350,000.

(2)	Represents salary compensation for Mr. Younge based on part-time employment during the 2006 fiscal year. Mr. Younge resumed full-time employment with us on January 1, 2007.

2 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Hansen Medical under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

(3)	Mr. Shaw joined Hansen on December 3, 2007. This amount represents pro rated salary compensation for the 2007 fiscal year based on an annual salary of $250,000.

(4)	Represents a discretionary cash performance bonus earned in fiscal 2006 and paid in the first quarter of 2007 to Dr. Moll.

(5)	Represents a discretionary cash performance bonus earned in fiscal 2007 and paid in 2008 to Mr. Restani.

(6)	Amount reflects the total compensation expense for the applicable year calculated in accordance with Statement of Financial Accounting Standard No. 123R (SFAS No. 123R), excluding forfeiture estimates. See Note 9 of Notes to our audited financial statements for the year ended December 31, 2007 for a discussion of the assumptions made in determining the grant date fair value and compensation expense of equity awards.

(7)	Represents annual premiums paid under our group term life insurance policy.

(8)	Includes $492 in annual premiums paid under our group term life insurance policy and a $60,000 housing subsidy.

(9)	Represents $48,422 for relocation expenses, $2,500 housing subsidy and $54 for annual premiums paid under our group term life insurance policy. The reimbursement for relocation expenses was paid to Mr. Restani in the first quarter of 2007 for expenses incurred in 2006.

“Salary” and “bonus” accounted for the following percentages of the “total compensation” of our executive officers in 2007:

Name	Salary	Bonus

Frederic H. Moll, M.D.	31%	0%
Mr. Gary C. Restani	25%	4%
Mr. Steven M. Van Dick	28%	0%
Mr. Robert G. Younge	51%	0%
Mr. David M. Shaw	20%	0%

2007 Grants of Plan-Based Awards

The following table sets forth certain information regarding each plan-based award granted to our named executive officers during the fiscal year ended December 31, 2007.

On February 14, 2007, Messrs. Moll, Van Dick and Younge were each granted an option under our 2006 Equity Incentive Plan. These options vest over four years in equal monthly installments from the date of grant.

On November 30, 2007, our Compensation Committee approved two awards under our 2006 Equity Incentive Plan to Mr. Shaw in connection with the commencement of his employment. These awards were granted effective on his employment commencement date of December 3, 2007. The first is an option that vests four years from Mr. Shaw’s employment commencement date, with 25% of the option shares vesting upon completion of 12 months of service and the remainder in 36 equal monthly installments thereafter. The second is an award of 10,000 restricted stock units. The units also vest over four years from Mr. Shaw’s employment commencement date, with 25% of the units vesting upon completion of each year of service.

For a description of the acceleration of vesting provisions applicable to the stock options and restricted stock units granted to our named executive officers, see the section entitled “Potential Payments Upon Termination or Change in Control.”

				All
				Option
				Awards:
		Date of		Number of
		Board or		Securities	Exercise or	Grant Date
		Compensation		Underlying	Base Price of	Fair Value of
		Committee	All Other	Options	Option Awards	Option Awards
Name	Grant Date	Approval	Stock Awards	(#)	($/Sh)	($)(1)

Dr. Moll	2/14/07	2/14/07	—	60,000	$17.08	$545,616
Mr. Van Dick	2/14/07	2/14/07	—	25,000	$17.08	$227,340
Mr. Younge	2/14/07	2/14/07	—	25,000	$17.08	$227,340
Mr. Shaw	12/3/07	11/30/07	—	275,000	$29.66	$3,780,205
Mr. Shaw	12/3/07	11/30/07	10,000	—	—	$296,600

(1)	Represents the grant date fair value, pursuant to SFAS 123R. See Note 9 of Notes to our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the assumptions made in determining the grant date fair value and compensation expense of equity awards.

Outstanding Equity Awards at Fiscal Year-End 2007

The following table shows certain information regarding outstanding equity awards held by our named executive officers as of December 31, 2007.

	Option Awards					Stock Awards
	Number of		Number of				Number of		Market Value of
	Securities		Securities				Shares or		Shares or
	Underlying		Underlying				Units of		Units of
	Unexercised		Unexercised		Option		Stock That		Stock That
	Options		Options		Exercise	Option	Have Not		Have Not
	(#)		(#)		Price	Expiration	Vested		Vested
Name	Exercisable		Unexercisable		($)	Date	(#)		(10)($)

Dr. Moll	175,000	(1)(2)	—		$2.64	6/20/11	—		—
Dr. Moll	12,500	(3)	47,500		$17.08	2/13/14	—		—
Mr. Restani	31,250	(1)(4)	—		$7.76	9/20/16	—		—
Mr. Restani	418,750	(1)(5)	—		$7.76	11/1/16	—		—
Mr. Van Dick	250,000	(1)(6)	—		$1.40	4/26/16	—		—
Mr. Van Dick	5,208	(3)	19,792		$17.08	2/13/14	—		—
Mr. Younge	62,500	(1)(7)	—		$2.40	6/20/16	—		—
Mr. Younge	5,208	(3)	19,792		$17.08	2/13/14	—		—
Mr. Shaw	—		275,000	(8)	$29.66	12/2/14	—		—
Mr. Shaw	—		—		—	—	10,000	(9)	$299,400

(1)	These options are exercisable at any time for both vested and unvested shares, subject to our right to repurchase any unvested shares at the exercise price upon termination of the officer’s service.

(2)	Option vests ratably over 36 months from April 27, 2006.

(3)	Option vests ratably over 48 months from February 14, 2007.

(4)	Option vests ratably over 36 months from September 21, 2006.

(5)	Option vests over 4 years from October 21, 2006, with 25% upon completion of one year of service and in 36 equal monthly installments thereafter.

(6)	Option vests over 4 years from December 16, 2005, with 25% upon completion of one year of service and in 36 equal monthly installments thereafter.

(7)	Option vests ratably over 48 months from April 27, 2006.

(8)	Option vests over 4 years from December 3, 2007, with 25% upon completion of one year of service and in 36 equal monthly installments thereafter.

(9)	Units vest over 4 years from December 3, 2007, with 25% upon completion of each year of service.

(10)	Computed in accordance with Securities and Exchange Commission rules as the number of unvested units of stock multiplied by the closing price of our common stock on the last day of the 2007 fiscal year, which was $29.94 on December 31, 2007. The actual value realized by the officer depends on whether the units vest and the future performance of our common stock.

2007 Option Exercises

No named executive officer exercised an option or vested in any stock awards during 2007.

Potential Payments Upon Termination or Change-in-Control

Pursuant to their offer letters or severance agreements, our named executive officers are entitled to the following severance benefits.

In October 2002, we entered into an employment agreement with Frederic H. Moll, our Chief Executive Officer. Pursuant to that agreement, if we terminate Dr. Moll’s employment without cause or he resigns for good reason, he will receive severance pay equal to 6 months of his base salary. In order to receive severance pay, Dr. Moll must sign a general release of claims.

In October 2006, we entered a severance agreement with Gary C. Restani, our President and Chief Operating Officer. Pursuant to that agreement, Mr. Restani is entitled to severance pay equal to 12 months of his then-current base salary plus 12 months’ reimbursement for the cost of continuation of his then-current health, dental, vision, and life/disability insurance benefits if we terminate his employment for any reason other than cause or disability. If Mr. Restani is reemployed during the severance period, no further severance payments will be made. In addition, if Mr. Restani is terminated without cause or resigns for good reason, in either case within 12 months after an acquisition of Hansen, then in addition to the severance benefits described in the preceding sentence, all of his unvested stock options will vest. In order to receive severance benefits, Mr. Restani must sign a general release of claims.

In November 2005, we entered into a severance agreement with Steven M. Van Dick, our Vice President, Finance and Administration, and Chief Financial Officer. Pursuant to that agreement if we terminate Mr. Van Dick’s employment without cause or if a good reason event occurs, in either case in connection with an acquisition of Hansen, then Mr. Van Dick is entitled to severance pay equal to 12 months of his then-current base salary, 12 months’ reimbursement for the cost of continuation of his then-current health, dental, vision, and life/disability insurance benefits and all of his unvested stock options will vest. In addition, if Mr. Van Dick voluntarily resigns in connection with an acquisition, all of his unvested stock options will vest but he would not under those circumstances be entitled to any other severance benefits.

In October 2005, we entered a severance agreement with Robert G. Younge, our Chief Technical Officer. Pursuant to that agreement, if we terminate Mr. Younge’s employment without cause or if a good reason event occurs, in either case in connection with an acquisition of Hansen, then Mr. Younge is entitled to severance pay equal to 3 months of his then-current base salary, 3 months’ reimbursement for the cost of continuation of his then-current health, dental, vision, and life/disability insurance benefits and 50% of his unvested options will vest.

In November 2007, we entered into a severance agreement with David M. Shaw, our Senior Vice President, Business Development and General Counsel. Pursuant to that agreement, if we terminate Mr. Shaw’s employment following a court determination that Mr. Shaw is unable to represent or provide counsel to Hansen, then Mr. Shaw is entitled to severance pay equal to 12 months of his then-current base salary, 12 months’ reimbursement for the cost of continuation of his then-current health, dental, vision, and life/disability insurance benefits and all of his unvested stock options and restricted stock units will vest. Mr. Shaw is entitled to the same severance benefits if we terminate his employment without cause, a good reason event occurs or if he voluntarily resigns, in each case in connection with an acquisition of Hansen.

The following definitions are used in the offer letters and severance agreements with our named executive officers:

•	“Acquisition” means a merger or consolidation in which our stockholders prior to such merger or consolidation own less than 50% of the voting stock of the surviving entity, any other corporate reorganization in which in excess of 50% of our voting power is transferred or any transaction in which any person accumulates 50% or more of the Company’s voting power.

•	“Cause” means an intentional unauthorized use or disclosure of our confidential information or trade secrets which causes material harm to us, a material breach of any agreement between the officer and Hansen, a material failure to comply with our written policies or rules, the officer’s conviction of or plea to a felony, the officer’s gross negligence or willful misconduct, or the officer’s continued failure to perform assigned duties after receiving written notification of such failure from our Board of Directors.

•	“Good Reason” means a material change in the officer’s employment by substantial diminution in compensation or duties or a substantial relocation in the officer’s place of work.

•	For purposes of Dr. Moll’s agreement only, “Good Reason” means his resignation within 180 days following a change in his position from that of Chief Executive Officer to one in which he is not the Chairman of the Board and Chief Medical Officer or within 45 days following a reduction in his base salary by more than 10% or a relocation of his principle workplace by more than 50 miles.

The following table estimates the amount of compensation and benefits payable to each of our named executive officers under the severance arrangements described above as if their employment terminated on December 31, 2007, the last business day of the 2007 fiscal year.

	Termination for
	Cause or Voluntary
	Termination Prior	Termination		Termination		Termination
	to Change in	Without		for Good		Following an
Benefits and Payments upon Termination	Control	Cause		Reason		Acquisition

Dr. Moll
Compensation:
Salary	—	$150,000	(3)	$150,000	(3)	$150,000	(3)
Accelerated stock options(1)	—	—		—		—
Benefits and perquisites:
Health care	—	—		—		—
Total:	$0	$150,000		$150,000		$150,000
Mr. Restani
Compensation:
Salary	—	$350,000	(4)	—		$350,000	(5)
Accelerated stock options(1)	—	—		—		$6,983,262	(7)
Benefits and perquisites:
Health care(2)	—	$11,568		—		$11,568
Total:	$0	$361,568		$0		$7,344,830

	Termination for
	Cause or Voluntary
	Termination Prior	Termination		Termination	Termination
	to Change in	Without		for Good	Following an
Benefits and Payments upon Termination	Control	Cause		Reason	Acquisition

Mr. Van Dick
Compensation:
Salary	—	—		—	$241,500	(5)
Accelerated stock options(1)	—	—		—	$3,822,054	(7)
Benefits and perquisites:
Health care(2)	—	—		—	$11,568
Total:	$0	$0		$0	$4,075,122
Mr. Younge
Compensation:
Salary	—	—		—	$55,000	(8)
Accelerated stock options(1)	—	—		—	$629,303	(9)
Benefits and perquisites:
Health care(2)	—	—		—	$3,963
Total:	$0	$0		$0	$688,266
Mr. Shaw
Compensation:
Salary	—	$250,000	(5)	—	$250,000	(5)
Accelerated stock options and restricted stock units(1)	—	$376,400	(6)	—	$376,400	(6)
Benefits and perquisites:
Health care(2)	—	$19,077		—	$19,077
Total:	$0	$645,477		$0	$645,477

(1)	In the case of stock options, the value of vesting acceleration was calculated by multiplying the number of unvested option shares by the difference between the closing price our common stock on December 31, 2007 and the exercise price of such unvested options. In the case of restricted stock units, the value of vesting acceleration was calculated by multiplying the number of unvested restricted stock units by the closing price of our common stock price on December 31, 2007. The closing stock price of our common stock on December 31, 2007 was $29.94.

(2)	Represents the cost of the executive’s monthly health care premium under COBRA for the severance period.

(3)	Represents six months of base salary.

(4)	Represents 12 months of base salary. If Mr. Restani is reemployed during the severance period, all further severance payments will immediately cease.

(5)	Represents 12 months of base salary.

(6)	Represents full acceleration of unvested stock options and restricted stock units.

(7)	Represents full acceleration of unvested stock options.

(8)	Represents 3 months of base salary.

(9)	Represents 50% acceleration of unvested stock options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related-Person Transactions Policy and Procedures

In February 2007, we adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board of Directors) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers, directors and each significant shareholder. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of Hansen and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

The following is a summary of transactions during 2007 in which the amount in the transaction exceeded $120,000, and in which any of our executive officers, directors or 5% stockholders had or will have a direct or indirect material interest, other than equity and other compensation, termination, change-in control and other arrangements which are described under the section entitled “Executive Compensation.”

We have entered into employment agreements with our executive officers. For a description of these employment agreements, see the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

We have granted stock options to our directors and executive officers. For a description of these options, see the sections entitled “Executive Compensation — 2007 Grants of Plan-Based Awards,” “Executive Compensation — Outstanding Equity Awards at 2007 Fiscal Year-End” and “Executive Compensation — Director Compensation.”

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to Corporate Secretary, Hansen Medical, Inc., 380 North Bernardo Avenue, Mountain View, CA 94043 or contact David M. Shaw at (650) 404-5800. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

David M. Shaw
Corporate Secretary

May 5, 2008

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2007 is available without charge upon written request to: Corporate Secretary, Hansen Medical, Inc., 380 North Bernardo Avenue, Mountain View, CA 94043 or by accessing a copy through the Company’s website at www.hansenmedical.com/investors under “SEC Filings.”

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

FOR ALL
		(Except as	WITHHELD
		indicated below)	FOR ALL		FOR	AGAINST	ABSTAIN
1.	To elect three directors to hold office until the 2011 Annual Meeting 01 John G. Freund, M.D. 02 Christopher P. Lowe 03 Joseph M. Mandato	☐	☐	2.
To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2008.
					☐	☐	☐

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)
	I plan to attend the meeting	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲  FOLD AND DETACH HERE  ▲

PROXY

HANSEN MEDICAL, INC.

Annual Meeting of Stockholders – June 19, 2008
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned hereby appoints Steven M. Van Dick and Gary C. Restani, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hansen Medical, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the annual meeting of stockholders of the company to be held June 19, 2008 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

(Continued and to be marked, dated and signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲   FOLD AND DETACH HERE   ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Daylight Savings Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET
http://www.proxyvoting.com/hnsn

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.